Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Spectral IP, Inc. (the “Company”) of the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: November 5, 2024

/s/ Geraldine Cunniffe-Conlon
Name: Geraldine Cunniffe-Conlon